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                                                                    Exhibit 23.3

               Consent of Ernst & Young LLP, Independent Auditors

     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 14, 2000, except with respect to Note 5, as to which the date is April 26, 2000, with respect to the financial statements of Kinetix Pharmaceuticals, Inc. (A Development-Stage Company), included in the Registration Statement (Form S-4) of Amgen Inc. expected to be filed with the Securities and Exchange Commission on or about November 3, 2000.


                                 /s/  Ernst & Young LLP


Boston, Massachusetts
October 31, 2000